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                                  EXHIBIT 10.1

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT made on June 26, 2003 as of the 18th day of March, 2003, by and between THE BON-TON STORES, INC., a Pennsylvania corporation (the "Company"), and FRANK TWORECKE ("Employee").

                              W I T N E S S E T H:

         WHEREAS, the Company and the Employee are parties to an Employment Agreement dated November 11, 1999 ("Prior Agreement"); and

         WHEREAS, the Company and the Employee mutually desire to amend and restate their Prior Agreement,

         NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound hereby, the Company and Employee agree as follows:

         1.       Position and Responsibilities

                  (a) The Company hereby employs Employee and Employee hereby accepts employment by the Company as the Company's President and Chief Operating Officer. Employee shall have all the duties and responsibilities normally attendant to the position of President and Chief Operating Officer or such other executive duties as may from time to time reasonably be assigned to Employee and shall report directly to the Chief Executive Officer of the Company.

                  (b) Throughout the term of this Agreement, Employee shall devote his entire working time, energy, attention, skill and best efforts to the affairs of the Company and to the performance of his duties hereunder in a manner which will faithfully and diligently further the

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business and interests of the Company. Employee may not, directly or indirectly, do any work for or on behalf of a competitor or any other for profit company or non-profit organization while employed by the Company, without the Company's written consent. However, nothing herein contained shall be deemed to prevent or limit the right of Employee to invest any of his personal funds in less than one percent of the capital stock or other securities of any corporation whose stock or securities are publicly owned or are regularly traded on any public exchange, or to invest up to $500,000 in a private company. Any greater investment in either a public or private company may only be made with the Company's written consent. Notwithstanding the forgoing, Employee may continue to serve on the Boards of Directors of Weathervane Retail Corporation and South Moon Under provided that such activities do not significantly interfere with Employee's duties under this Agreement. Approval of other board memberships and participation in lectures and teaching activities will be at the discretion of the Chief Executive Officer, however, such approval will not be unreasonably withheld.

                  (c) Employee shall not obtain goods or services or otherwise deal on behalf of the Company with any business or entity in which Employee or a member of his family has a financial interest or from which Employee or a member of his immediate family may derive a financial benefit as a result of such transaction, except that this prohibition shall not apply to any public company in which Employee or a member of his family owns less than one percent of the outstanding stock.

         2. Term of Agreement; Renewal This Agreement, and Employee's employment hereunder, shall commence as of March 18, 2003 (the "Effective Date"), and shall continue through and terminate on January 29, 2005 ("the Term"), unless sooner terminated in accordance with Paragraph 11 below. Thereafter, the Term shall be extended from year to year (January 30

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through January 29 of each following year) unless either party to the Agreement shall provide the other party written notice to terminate the Agreement no later than ninety (90) days prior to expiration of the Term or any extension of the Term.

         3. Place of Performance Employee shall be based at the regular executive offices of the Company, except for travel required for Company business. The Company's executive offices currently are located in York, Pennsylvania, but may be relocated at the sole discretion of the Board. In the event of a relocation of the Company's executive offices requiring Employee to relocate his residence, Employee shall relocate subject to reimbursement for relocation expenses on the same basis and to the same extent as other similarly situated Company executives.

         4.       Compensation

                  (a) Salary Employee shall receive a base salary at the annual rate of $500,000. This base salary, less taxes and normal deductions, shall be paid to Employee in substantially equal installments in accordance with the Company's regular executive payroll practices in effect from time to time. The annual base salary may be reviewed from time to time during the term of this Agreement by the Compensation Committee of the Board to ascertain whether, in the sole discretion of the Compensation Committee, such base salary should be increased, and once increased, such base salary shall not be decreased for as long as Employee continues to be the President and Chief Operating Officer, except to the extent that all officers at the level of Senior Vice President or above are reduced by the same percentage, not to exceed 15%.

                  (b) Bonus Commencing February 1, 2003 Employee shall be eligible to earn an annual bonus of up to 100% of his base salary for as long as Employee continues to be the

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President and Chief Operating Officer in accordance with objectives to be determined by the Company. To the extent reasonably practicable, the annual bonus shall be computed within 90 days following the close of the Company's fiscal year and paid within 30 days of its computation.

                  (c) Stock Options and Restricted Shares This Agreement does not affect Employee's rights with respect to the options to purchase shares issued to him at the commencement of his employment or any restricted shares issued to him prior to or after Effective Date of this Agreement, the terms of which are governed by the applicable plan documents, option agreements, and restricted share grants.

         5.       Allowances

                  (a) Car Allowance The Company shall provide Employee with a leased Lexus 400 model or equivalent car. In addition, the Company shall pay Employee for Employee's reasonable (i) car insurance; (ii) car phone and bills for car phone charges; and (iii) car maintenance and other costs of operation, upon Employee's timely submission of documentation regarding these expenses, so long as these expenses are deemed reasonable by the Company.

                  (b) Special Allowance The Company shall pay Employee $10,000 per year, less taxes and normal deductions, as a special allowance to defray dues for membership in a club. Employee shall provide documentation of his use of the allowance sufficient to allow the Company to account for the allowance.

         6.       Insurance

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                  (a)      The Company shall pay employee $10,000 per year on
February 1 of each year during the term of this Agreement to purchase life insurance of his choice in his name.

                  (b) Medical Insurance Employee and his eligible dependents shall be eligible to participate in the Company's group medical plans in accordance with the terms of such plans and subject to the restrictions and limitations contained in the plans or applicable insurance or agreements.

                  (c) Medical Allowance The Company shall pay Employee up to $5,000 per year for medical expenses which are not covered by the Company's medical plan.

         7. Other Benefits Employee shall be eligible to participate in the Company's profit sharing plan, discount program, vacation plan, long-term disability plan and employee benefit programs generally made available to other executives of the Company, subject to their respective generally applicable eligibility requirements, terms, conditions and restrictions; provided however, that payments under this Agreement shall be in lieu of any severance benefits otherwise provided by the Company. However, nothing in this Agreement shall preclude the Company from amending or terminating any such insurance, benefit, program or plan so long as the amendment or termination is applicable to the Company's executives generally. Moreover, the Company's obligations under this provision shall not apply to any insurance, benefit, program or plan made available on an individual basis to one or more select executive employees by contract if such insurance, benefit, program or plan is not made available to all executive employees. With respect to Employee's participation in the Company's vacation plan, Employee shall be eligible for four weeks vacation per calendar year, which vacation entitlement shall be pro-rated in any calendar year in which the Employee does not work the entire calendar year.

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         8.       Supplement Retirement Benefit In the event that Employee
completes five (5) consecutive years of employment and continues his employment with the Company through November 11, 2004, he will become eligible for and vest in a Supplement Retirement Benefit in the amount of $50,000 a year. For each full year that the Employee remains in the Company's employ after the completion of the first five (5) years, the amount of the annual Supplement Retirement Benefit to which Employee shall be entitled shall increase by $15,000. The maximum Supplement Retirement Benefit the Employee can receive is $125,000 per year. The Supplement Retirement Benefit shall be payable in equal monthly installments commencing with the month Employee's employment with the Company ceases (after the benefit vests) through the month of the date of Employee's death at age sixty-five (65) or greater. If Employee dies after the benefit vests but before he reaches age sixty-five (65), irrespective of whether he is still employed with the Company as of the date of his death, the Company will pay Employee's estate the amount of the vested benefit until the date of his 65th birthday. The Employee's entitlement to this supplemental benefit shall terminate and the benefit will be forfeited if (a) the Employee ceases employment with the Company at any time prior to vesting for any reason; (b) the Employee violates any portion of this Agreement or any subsequent agreement between him and the Company (even after vesting); or (c) the Board determines at any time before or after termination of employment that Employee is guilty of dishonesty or other unlawful acts causing injury or damage to the Company, its employees or customers (even after vesting).

         This Supplement Retirement Benefit may be incorporated in any Supplemental Executive Retirement Plan adopted by the Company but any terms of that plan which are inconsistent with this Agreement shall not apply to Employee.

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         9.       Business Expenses The Company shall pay or reimburse Employee for reasonable entertainment and other expenses incurred by Employee in connection with the performance of Employee's duties under this Agreement upon receipt of vouchers therefor and in accordance with the Company's regular reimbursement procedures and practices in effect from time to time.

         10. Disability or Incapacity If Employee becomes physically or mentally unable to perform his essential duties hereunder, with or without reasonable accommodations, the Company will continue Employee's benefits provided under this Agreement to the extent permitted by the applicable plan documents or insurance agreements and will pay Employee the difference between his base salary and any benefits received by him under any disability insurance policy during the period of the disability or incapacity for up to the lesser of either 13 weeks following the date Employee is first unable to perform his duties due to such disability or incapacity or for a cumulative period of 26 weeks during the term of this Agreement. In addition, the Company shall continue such benefits and compensation referred to above for so long as the Company elects not to terminate Employee pursuant to Paragraph 11 below.

         11. Termination of Employment Notwithstanding any other provision of this Agreement, Employee's employment and all of the Company's obligations or liabilities under this Agreement may be terminated immediately, excluding any obligations the Company may have under Paragraph 12 below, in any of the following circumstances:

                  (a) Disability or Incapacity In the event of Employee's physical or mental inability to perform his essential duties hereunder, with or without reasonable accommodation,

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for a period of 13 consecutive weeks or for a cumulative period of 26 weeks during the term of this Agreement.

                  (b)      Death of Employee In the event of Employee's death.

                  (c) Resignation for Good Reason Employee may resign for "Good Reason," defined below, upon 30 days' written notice by Employee to the Company except as set forth in paragraph 11(d) below. The Company may waive Employee's obligation to work during this 30 day notice period and terminate his employment immediately, but if the Company takes this action in the absence of agreement by Employee, Employee shall receive the salary which otherwise would be due through the end of the notice period. For purposes of this Agreement, "Good Reason" shall mean any of the following violations of this Agreement by the Company: causing Employee to cease to be President and Chief Operating Officer; causing the Employee to cease reporting to the CEO; any reduction in the Employee's base salary below $500,000 except as permitted by this Agreement; any reduction in the Employee's potential bonus-eligibility amount below 100% or any substantial breach of any material provision of this Agreement. Notwithstanding the foregoing, the acts or omissions described above shall not constitute "Good Reason" unless the Employee provides the Company with written notice detailing the matters he asserts to be "Good Reason" which the Company does not cure within thirty (30) days of receiving the notice.

                  (d) Change in Control In the event of a Change of Control, the Employee shall be prohibited from resigning for Good Reason for a period of three months following the Change of Control. For purposes of this Agreement, a Change of Control shall be deemed to occur if:

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                           (i)      any "person," as such term is defined under
Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934 ("the Exchange Act"), who is not an Affiliate of Company as defined in the Exchange Act on the date hereof, becomes a "beneficial owner," as such term is used in Rule 13d-3 under the Exchange Act, of a majority of the Company's Voting Stock;

                           (ii)     the Company adopts any plan of liquidation
providing for the distribution of all or substantially all of its assets;

                           (iii)    the Company is party to a merger,
consolidation, other form of business combination or a sale of all or substantially all of its assets, unless the business of the Company is continued following any such transaction by a resulting entity (which may be, but need not be, the Company) and the shareholders of the Company immediately prior to such transaction (the "Prior Shareholders") hold, directly or indirectly, a majority of the voting power of the resulting entity; or

                           (iv)     if any shareholder owns stock possessing a
greater voting power than held by M. Thomas Grumbacher and his family, or if M. Thomas Grumbacher and his family control less than 20% of the Voting Stock.

                  (e) Discharge for Cause Company may discharge Employee at any time for "Cause," which shall be limited to: willful and proven violation of reasonable directives from either the Board or CEO or of standards of conduct established by law; fraud, willful misconduct, misappropriation of funds or other dishonesty; conviction of a crime of moral turpitude; any misrepresentation made in this Agreement; or breach of any provision of this Agreement (including, without limitation, acceptance of employment with another company or

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performing work or providing advice to another company, as an employee, consultant or in any other capacity -except work for or advice to South Moon Under and Weathervane Retail Corporation in his capacity as a board member that does not significantly interfere with his employment- while still an employee of the Company).

                  (f) Discharge without Cause Notwithstanding any other provision of this Agreement, Employee's employment and any and all of the Company's obligations under this Agreement (excluding any obligations the Company may have under Paragraph 12 below) may be terminated by the Company at any time without Cause.

                  (g)      General

                           (i)      Termination of Employee's employment
pursuant to this Paragraph 11 shall release the Company of all of its liabilities and obligations under this Agreement, except as expressly provided under Paragraph 12 below.

                           (ii)     Termination of Employee's employment
pursuant to this Paragraph 11 shall not release Employee from Employee's obligations and restrictions under Paragraphs 13 and 14 of this Agreement.

         12.      Payments Upon Termination

                  (a) Discharge Without Cause or Resignation for Good Reason. If Employee is discharged without Cause or resigns for Good Reason:

                           (i)      Employee shall receive his base salary (paid
in monthly installments), continuation of medical and term life insurance provided herein (or the amount of

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the monthly premium in lieu thereof) and the value of the benefits set forth in paragraphs 5 and 6(a) of this Agreement for the greater of the remaining term of the Agreement or one year.

                           (ii)     Employee will receive a prorated portion
(based on the number of days employed in the fiscal year) of the bonus which would have been earned by the Employee under Paragraph 4(b) above, for said fiscal year based on the Company's full year's performance. The bonus, if any, will be paid as soon as practicable after the end of the fiscal year in which the termination occurs.

                           (iii)    Employee's Options granted to him upon
commencement of employment under the Prior Agreement shall immediately vest and he will receive any payout to which he is entitled under the Company's stock option plans in accordance with, to the extent provided in, and subject to the restriction and payout schedules contained in those plans.

                           (iv)     The Company's obligation for base salary
under subparagraph (i) above shall be offset by fifty percent (50%) of any base salary from employment with another employer during this period, or compensation earned by Employee through self-employment (except for income from Employee's investments in securities or real estate) and its obligation to continue medical and life insurance shall cease upon Employee's acceptance of other employment pursuant to which comparable coverage is normally provided. (With respect to the life insurance, the Company's obligation will be limited to the difference between the amount of coverage the Company is required to provide under this Agreement and the amount for which the Employee is eligible with his new employer.) Moreover, the Company's obligations under subparagraph (i) above shall cease in the event that Employee breaches any of the restrictions set forth in Paragraphs 13 or 14 below.

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                           (v)      The Employee's right to commencement and
continuation of payments and continued benefits under 12(a)(i)-(ii) and vesting of options under 12(a)(iii) shall be contingent upon (i) execution by the Employee at or about the time of termination of his employment of a general release of claims (including without limitation contractual, common law and statutory claims) in a form satisfactory to the Company in favor of the Company and its officers, directors, executives and agents substantially similar in substance to the release attached as Exhibit "A" which release he does not revoke; and (ii) compliance by the Employee with all of the terms of this Agreement including without limitation paragraphs 13 and 14 hereof. The Company in connection with Employee's release shall execute a general release of claims against Employee (including without limitation contractual, common law and statutory claims) but preserving and excluding matters constituting Cause under paragraph 11(e) above, substantially in the form attached hereto as Exhibit "B".

                           (vi)     Except as set forth above in this Paragraph
13(a), Employee shall not be eligible for any payments or other benefits upon termination of his employment without Cause or resignation for Good Reason.

                  (b)      Death or Disability/Incapacity

                           (i)      On death, Employee's estate's sole
entitlement will be to base salary for any days worked prior to his death, amounts payable on account of Employee's death under any insurance or benefit plans or policies maintained by the Company, any vested Supplement Retirement Benefit until the date of his 65th birthday pursuant to this Agreement and any vested Options to which Employee is entitled under the Company's stock option plans in

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accordance with, to the extent provided in, and subject to the restrictions and payout schedules contained in those plans.

                           (ii)     On termination for disability or incapacity,
Employee's sole entitlement will be to base salary for any days worked prior to the date of termination, amounts payable on account of disability or incapacity under any insurance or benefit plans or policies maintained by the Company, any vested options to which he is entitled under the Company's stock option plans in accordance with, to the extent provided in, and subject to the restrictions and payout schedules contained in those plans.

                  (c) Resignation/Expiration/Discharge for Cause If Employee is discharged for Cause or resigns without Good Reason or upon expiration of the Term (or any extension of the Term), Employee's sole entitlement will be the receipt of base salary for any days worked through the date of termination and any pay-outs to which he is entitled under the Company's stock option plans in accordance with, to the extent provided in, and subject to the restrictions and payout schedules contained in those plans and this Agreement.

                  (d)      Change in Control

                           (i)      Notwithstanding the foregoing, upon a Change
in Control as defined in Paragraph 11(d), Employee's Options shall immediately vest and following a Change in Control if either (x) the Employee's employment ceases for any reason after the expiration of three months following the Change in Control; or (y) during the three months immediately following the Change in Control he is terminated other than for Cause, Employee shall receive a "Change of Control Payment" equal to the lesser of 2.99 time his base salary (at the salary level immediately preceding the Change in Control) or, if applicable, the "280G Permitted Payment" (as defined below).

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                           (ii)     Notwithstanding any other provision of this
Agreement, if the aggregate present value of the "parachute payments" to the Employee, determined under Section 280G(b) of the Internal Revenue Code of 1986, as amended (the "Code"), would be at least three times the "base amount" determined under Code Section 280G, then the "280G Permitted Payment" shall be the maximum amount that may be paid as a Change of Control Payment under this
Section 12(d) such that the aggregate present value of such "parachute payments" to the Employee is less than three times his "base amount." In addition, in the event the aggregate present value of the parachute payments to the Employee would be at least three times his base amount even after a reduction of the Change of Control Payment to $0 (all as determined for purposes of Code Section
280G), compensation otherwise payable under this Agreement and any other amount payable hereunder or any severance plan, program, policy or obligation of the Company or any affiliate thereof shall be reduced so that the aggregate present value of such parachute payments to the Employee, as determined under Code
Section 280G(b) is less than three times his base amount. Any decisions regarding the requirement or implementation of such reductions shall be made by such tax counsel as may be selected by the Company and acceptable to the Employee.

         13. Company Property All advertising, sales, manufacturers' and other materials or articles or information, including without limitation data processing reports, customer sales analyses, invoices, price lists or information or any other materials or data of any kind furnished to Employee by the Company or developed by Employee on behalf of the Company or at the Company's direction or for the Company's use or otherwise in connection with Employee's employment with the Company, are and shall remain the sole and confidential property of the Company.

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         14.      Non-Competition and Confidentiality To the maximum extent
permissible by law:

                  (a) During his employment with the Company and for a period equal to the greater of (x) of one year after the termination of his employment with the Company for any reason whatsoever, whether by Employee or by the Company and whether during the term of this Agreement or subsequent to the expiration of this Agreement, or (y) the period during which Employee is entitled to receive any payments under Paragraph 12(a) of this Agreement, Employee shall not, directly or indirectly:

                           (i)      Induce or influence any customer, employee,
consultant, independent contractor or supplier of the Company to cease to do business with or terminate his employment with the Company.

                           (ii)     After the cessation of his employment,
engage in (as a principal, partner, director, officer, agent, employee, consultant, owner, independent contractor or otherwise) or be financially interested in the retail department store business: of Boscov's (or any successor or purchaser of Boscov's retail department store business which operates the business on a regional basis).

                  (b) During his employment with the Company and at all times thereafter, and except as required by law, Employee shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of, any person, firm, association or company other than the Company, any confidential information of the Company which Employee acquires in the course of his employment which is not otherwise lawfully known by and readily available to the general public. This confidential information includes, but is not limited to: any material referred to in Paragraph 13 or any information regarding the

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business, marketing, legal or accounting methods, policies, plans, procedures, strategies or techniques; research or development projects or results; trade secrets or other knowledge or processes of or developed by the Company; names and addresses of employees, suppliers or customers. Employee confirms that such information is confidential and constitutes the exclusive property of the Company, and agrees that, immediately upon his termination, whether by Employee or by the Company and whether during the term of this Agreement or subsequent to the expiration of this Agreement, Employee shall deliver to Company all correspondence, documents, books, records, lists, computer programs and other writings relating to Company's business; and Employee shall retain no copies, regardless of where or by whom said writings were kept or prepared.

                  (c) Both during his employment with the Company and following his termination for any reason, whether by Employee or by the Company and whether during the term of this Agreement or following the expiration of the Agreement, Employee shall, upon reasonable notice, furnish to the Company such information pertaining to his employment with the Company as may be in his possession. The Company shall reimburse Employee for all reasonable expenses incurred by him in fulfilling his obligation under this subparagraph (c).

                  (d) The provisions of subparagraphs (a), (b) and (c) shall survive the cessation of Employee's employment for any reason, as well as the expiration of this Agreement at the end of the Term (or any extension of the Term) or at any time prior thereto.

                  (e) Employee acknowledges that the restrictions contained in this Paragraph 14, in view of the nature of the business in which the Company is engaged and the Employee's position with the Company, are reasonable and necessary to protect the legitimate

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interests of the Company, and that any violation of those restrictions would result in irreparable injury to the Company. Employee therefore agrees that, in the event of his violation of any of those restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief against Employee, in addition to damages from Employee and an equitable accounting of all commissions, earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

                  (f) Employee agrees that if any, or any portion, of the foregoing covenants, or the application thereof, is construed to be invalid or unenforceable, the remainder of such covenant or covenants or the application thereof shall not be affected and the remaining covenant or covenants will then be given full force and effect without regard to the invalid or unenforceable portions. If any covenant is held to be unenforceable because of the area covered, the duration thereof, or the scope thereof, Employee agrees that the Court making such determination shall have the power to reduce the area and/or the duration, and/or limit the scope thereof, and the covenant shall then be enforceable in its reduced form. If Employee violates any of the restrictions contained in subparagraph (a), the period of such violation (from the commencement of any such violation until such time as such violation shall be cured by Employee to the satisfaction of the Company) shall not count toward or be included in the one year (or such longer period as may be prescribed by such section) restrictive period contained in subparagraph (a).

                  (g) Employee represents and warrants that the knowledge, skill and abilities he possesses at the time of his execution of this Agreement are sufficient to permit him to earn a

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living by working for a non-competitor of the Company for the restrictive period set forth in subparagraph (a) above.

                  (h) For purposes of Paragraphs 13 and 14 of this Agreement, the term "Company" shall include not only The Bon-Ton Stores, Inc., but also any of its successors, subsidiaries or affiliates.

         15. Taxes Employee agrees that he is responsible for paying any and all federal, state and local income taxes assessed with respect to any money, benefits or other consideration received from the Company and that the Company is entitled to withhold any tax payments from amounts otherwise due Employee to the extent required by applicable statutes, rulings or regulations.

         16. Legal Fees, Costs and Expenses In the event of any litigation brought by the Employee to enforce this Agreement after a Change in Control, he shall be entitled to recover his reasonable attorney's fees, costs and expenses incurred to enforce the Agreement if he prevails in the litigation. Any payment due under this Agreement which was not timely made by the Company or by the Employee shall include an award of interest at the Company's then current revolving borrowing rate.

         17.      Prior Agreements

                  (a) Employee represents to the Company that the only contract or, to his knowledge, other limitation upon his ability to compete with any former employer is Section 6.8 of his contract with Jos A. Bank Clothiers, Inc., ("Bank"), which has been provided to the Company. Employee and the Company mutually believe that Employee's employment by the

                                     - 18 -
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Company does not violate this provision. Employee further believes that there are no other restrictions, agreements or understandings whatsoever to which Employee is a party which could impact upon his employment under the Agreement or would prevent or make unlawful his execution of this Agreement or his employment hereunder.

                  (b) Employee agrees that he will not use or disclose any confidential or proprietary information of any of his prior employers during the course of his employment under this Agreement.

                  (c) If litigation is commenced by Bank against Employee asserting a claim for breach of Section 5(a) of his Settlement and Mutual Releases Agreement with Bank as a result of his employment with the Company or performance of activities for the Company, the Company shall both provide the Employee with a defense and control the defense of the litigation. The Company shall indemnify and hold Employee harmless for and against any liability and damages agreed to or awarded in such litigation, and the Company's and the Employee's rights and obligation under this Agreement shall otherwise not be changed.

         18. Entire Understanding This Agreement contains the entire understanding between the Company and Employee with respect to the subject matter hereof and supersedes all prior and contemporary agreements and understandings, inducements or conditions, express or implied, written or oral, between the Company and Employee except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

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         19.      Modifications This Agreement may not be modified orally but only by written agreement signed by Employee and the Company's Chief Executive Officer or such other person as the Board may designate specifically for this purpose.

         20. Provisions Separable The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

         21. Consolidation, Merger or Sale of Assets Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another entity which assumes this Agreement and all obligations and undertakings of the Company hereunder. Under such a consolidation, merger or transfer of assets and assumption, the term "the Company" as used herein, shall mean such other entity and this Agreement shall continue in full force and effect.

         22. Notices All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered (personally, by courier service such as Federal Express, or by messenger) or when deposited in the United States mails, registered or certified mail, postage pre-paid, return receipt requested, addressed as set forth below:

                  (a)      If to the Company:

                           The Bon-Ton Stores, Inc.
                           2801 East Market Street
                           York, PA 17402
                           Attention: Chief Executive Officer
                           with a copy to:

                           Henry F. Miller, Esquire
                           Wolf, Block, Schorr and Solis-Cohen LLP
                           1650 Arch Street
                           22nd Floor
                           Philadelphia, PA 19103-2097

                  (b)      If to Employee:

                           Frank Tworecke
                           11102 Hidden Trail Drive
                           Owings Mills, MD 21117

                           with a copy to

                           Roger C. Siske, Esquire
                           Sonnenschein Nath & Rosenthal
                           8000 Sears Tower
                           Chicago, IL 60606-6404.

In addition, notice by mail shall be by air mail if posted outside of the continental United States. Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

         23. No Attachment Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

         24. Binding Agreement This Agreement shall be binding upon, and shall inure to the benefit of the Company and its successors, representatives, and assigns and shall be binding upon Employee, his heirs, executors and legal representatives.

         25. No Assignment by Employee Employee acknowledges that the services to be rendered by him are unique and personal. Accordingly, Employee may not assign or delegate any of his rights or obligations hereunder, except that he may assign certain rights hereunder if agreed to in writing by the Chief Executive Officer.

         26. Indulgences Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

         27. Paragraph Headings The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

         28. Controlling Law This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding any conflict-of-laws doctrines of such state or any other jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

         29. Chief Executive Officer In the absence of the Chief Executive Officer, the decisions of the Chief Executive Officer may be made by such other person as designated by the Board.

         30. Execution in Counterparts This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties hereto.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have duly executed and delivered, in Pennsylvania, this Agreement as of the date first above written.

                                                 THE BON-TON STORES, INC.

                                                 By: /s/ M. Thomas Grumbacher
                                                      M. Thomas Grumbacher
                                                      Chief Executive Officer

                                                 FRANK TWORECKE

                                                 /s/ Frank Tworecke

EXHIBIT "A"

                              SEPARATION AGREEMENT
                               AND GENERAL RELEASE

         THIS Separation Agreement and General Release ("Agreement") is by and between The Bon-Ton Stores, Inc. (the "Company" or "Bon-Ton") and Frank Tworecke ("Tworecke").

                                   WITNESSETH:

         WHEREAS, Tworecke was employed by the Company under an Employment Agreement effective March 18, 2003 (the "Employment Agreement");

         WHEREAS, the Employment Agreement provides for certain payments and benefits conditioned upon, inter alia, the execution of a release by Tworecke;

         WHEREAS, Tworecke's employment with the Company has ceased;

         NOW, THEREFORE, the parties agree as follows:

                  1. The foregoing recitals are incorporated herein as if set forth at length.

                  2. In exchange for Tworecke's promises and obligations under this Agreement, the Company agrees to provide to Tworecke with payments and benefits under paragraph 12 of the Employment Agreement, conditioned upon his compliance with all of the terms of the Employment Agreement including without limitation Paragraphs 13 and 14 thereof.

                  3. Tworecke, intending to be legally bound, releases and forever discharges the Company, its direct and indirect parents, subsidiaries and affiliated companies, their past, present and future officers, directors, attorneys, employees, shareholders and agents and their respective successors and assigns (collectively "Releasees"), jointly and severally, from any and all actions, charges, causes of action or claims of any kind (collectively "Claims"), known or unknown, which he, his heirs, agents, successors or assigns may have against Releasees arising out of any matter, omission, occurrence or event existing or occurring prior to the execution hereof, including, without limitation: any claims relating to or arising out of his employment with and/or termination of employment with the Company or any of Releasees; any claims for unpaid or withheld wages, severance pay, benefits, bonuses and/or other compensation of any kind including but not limited to any claim under the Employee Retirement Income Security Act ("ERISA") or otherwise for payments or benefits under any severance pay plan; any claims for attorneys' fees, costs or expenses; any claims of discrimination and/or harassment based on age, sex, race, religion, color, creed, handicap, disability, citizenship, national origin or any other factor prohibited by Federal, State or Local law (such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disability Act and state or local laws against discrimination including but not limited to the Pennsylvania Human Relations Act ) or any claim for retaliation under said statutes; and/or any common law claims, now existing or hereafter recognized, such as breach of contract, libel, slander, fraud, promissory estoppel, breach of implied covenant of good faith and fair dealing, misrepresentation or wrongful discharge. Tworecke specifically waives any claims for reinstatement and employment with the Company and agrees not to apply for reemployment. It is specifically agreed that this release does not apply to claims: (a) to recover any payments or benefits due under this Separation Agreement and General Release; (b) for indemnity under the Company's by-laws or any other contract; (c) for insurance coverage under any applicable directors and officers liability policy; and (d) for any vested benefit under any Company benefit plan.

                  4. Tworecke agrees that he is not and shall not become entitled to any payment from any Releasee, other than the payments from the Company under paragraph 2 of this Agreement, and payments (if applicable) of reasonable attorneys fees, costs and expenses and interest under paragraph 16 of the Employment Agreement. Except as provided in paragraph 2, Tworecke specifically waives any rights he may have to participate in any Company or other Releasee bonus plans or arrangements of any kind.

                  5. Tworecke agrees and admits that no representation of fact or opinion has been made by the Company or any representative thereof, to induce this Agreement and that this Agreement is executed solely in exchange for the consideration expressly provided by this Agreement.

                  6. Tworecke agrees that in the event the Company breaches any of the provisions of this Agreement, his sole remedy for such breach shall be the enforcement of the terms of this Agreement.

                  7. This Agreement shall be governed by the laws of the State of Pennsylvania, and constitutes the entire and exclusive agreement between the parties hereto and shall supersede all previous or contemporaneous negotiations, commitments, statements, and writings, except for Tworecke's continuing obligations under the Employment Agreement.

                  8. The Company may freely assign all of its rights, liabilities, and obligations hereunder, without notice or consent. This Agreement shall bind and inure to the benefit of any such assignee or any successor to the Company.

                  9. Unless otherwise set forth herein, all notices, requests, consents, and other communications required or permitted hereunder shall be in writing and shall be hand delivered or mailed by registered or certified mail, return receipt requested addressed as follows, or to such other address as may be provided by the respective parties to this Agreement:

                  (a)      If to the Company:

                           The Bon-Ton Stores, Inc.
                           2801 East Market Street
                           York, PA 17402
                           Attention: Chief Employee Officer

                           with a copy to:

                           Henry F. Miller, Esquire
                           Wolf, Block, Schorr and Solis-Cohen LLP
                           1650 Arch Street
                           22nd Floor
                           Philadelphia, PA 19103-2097

                           (b)      If to Employee:

                           Frank Tworecke
                           11102 Hidden Trail Drive
                           Owings Mills, MD 21117

                           with a copy to:

                           Roger C. Siske, Esquire
                           Sonnenschein Nath & Rosenthal
                           8000 Sears Tower
                           Chicago, IL 60606-6404

                  10.      Tworecke agrees and represents that:

                  (a) He has read carefully the terms of this Agreement, including the general release contained in paragraph 3;

                  (b) He has had an opportunity to and has been advised in writing to review this Agreement and general release with an attorney;

                  (c) He understands the meaning and effect of the terms of this Agreement, including the general release;

                  (d) He was given at least twenty-one (21) days to determine whether he wished to enter into this Agreement;

                  (e) The entry into and execution of this Agreement, including the general release, is his own free and voluntary act, without compulsion or coercion of any kind; and

                  (f) This Agreement is supported by full and adequate consideration.

                  11. Notwithstanding anything to the contrary contained in this Agreement, if Tworecke violates any of the provisions of the Employment Agreement including without limitation paragraphs 13 and 14, all payments and obligations otherwise due pursuant to paragraph 2 hereof shall discontinue and Tworecke's release set forth in paragraph 3 herein shall remain in full force and effect.

                  12. Tworecke may revoke this Agreement for a period of seven (7) days following the execution of this Agreement. The Agreement shall not be effective or enforceable until the revocation period has expired. Any revocation must be in a writing signed by Tworecke and be mailed to or received by Henry F. Miller, Esquire, at his address as set forth in Section 10 hereof, before the revocation period has expired. The date the letter is post-marked will be deemed to be the date of mailing.

         IN WITNESS WHEREOF, intending to be legally bound, the undersigned have hereto set their hands on the date(s) set forth below.

                                                     AGREED AND UNDERSTOOD:

                                                     The Bon-Ton Stores, Inc.

                                                     By:________________________

                                                     By:________________________
                                                            FRANK TWORECKE

Dated: ____________

EXHIBIT "B"

                              SEPARATION AGREEMENT
                               AND GENERAL RELEASE

         THIS Separation Agreement and General Release ("Agreement") is by and between The Bon-Ton Stores, Inc. (the "Company" or "Bon-Ton") and Frank Tworecke ("Tworecke").

                                  WITNESSETH:

         WHEREAS, Tworecke was employed by the Company under an Employment Agreement effective March 18, 2003 (the "Employment Agreement");

         WHEREAS, the Employment Agreement provides for certain payments and benefits conditioned upon, inter alia, the execution of a release by Tworecke;

         WHEREAS, the Employment Agreement provides for the execution of a release by the Company in connection with the execution of a release by Tworecke;

         WHEREAS, Tworecke's employment with the Company has ceased and he has executed a release of the Company;

         NOW, THEREFORE, the parties agree as follows:

         1. The foregoing recitals are incorporated herein as if set forth at length.

         2. The Company intending to be legally bound, releases and forever discharges Tworecke and his respective successors and assigns (collectively "Releasees"), jointly and severally, from any and all actions, charges, causes of action or claims of any kind (collectively "Claims"), known or unknown, which the Company or its successors or assigns may have against Releasees arising out of any matter, omission, occurrence or event existing or occurring prior to the execution hereof, including, without limitation: any claims relating to or arising out of this employment with and/or termination of employment with the Company; and/or any common law claims, now existing or hereafter recognized, such as breach of contract, libel, slander, promissory estoppel, and breach of implied covenant of good faith and fair dealing. It is specifically agreed that this release does not apply to claims:
(a) to enforce the Employment Agreement, including without limitation Paragraphs 13 and 14, Tworecke's obligations under which remain in full force and effect are not released, waived or discharged; (b) arising out of or relating to Tworecke's willful and proven violation of reasonable directions from either the Company's Board of Directors or CEO or standards of conduct established by law; fraud, willful misconduct, misappropriation of funds or other dishonesty; conviction of a crime of moral turpitude or any misrepresentation made in the Employment Agreement.

         3. The Company agrees and admits that no representation of fact or opinion has been made to induce this Agreement and that this Agreement is executed solely in exchange for the consideration expressly provided by this Agreement.

         4. This Agreement shall be governed by the laws of the State of Pennsylvania, and constitutes the entire and exclusive agreement between the parties hereto and shall supersede all previous or contemporaneous negotiations, commitments, statements, and writings, except for Tworecke's continuing obligations under the Employment Agreement.

         5. Unless otherwise set forth herein, all notices, requests, consents, and other communications required or permitted hereunder shall be in writing and shall be hand delivered or mailed by registered or certified mail, return receipt requested addressed as follows, or to such other address as may be provided by the respective parties to this Agreement:

                  (a)      If to the Company:

                           The Bon-Ton Stores, Inc.
                           2801 East Market Street
                           York, PA 17402

                           Attention: Chief Employee Officer

                           with a copy to:

                           Henry F. Miller, Esquire
                           Wolf, Block, Schorr and Solis-Cohen LLP
                           1650 Arch Street
                           22nd Floor
                           Philadelphia, PA 19103-2097

                  (b)      If to Employee:

                           Frank Tworecke
                           11102 Hidden Trail Drive
                           Owings Mills, MD 21117

                           with a copy to:

                           Roger C. Siske, Esquire
                           Sonnenschein Nath & Rosenthal
                           8000 Sears Tower
                           Chicago, IL 60606-6404

         6. The Company agrees and represents that this Agreement is supported by full and adequate consideration.

         7. This Agreement shall be null and void if Tworecke revokes his Separation Agreement and General Release.

         IN WITNESS WHEREOF, intending to be legally bound, the undersigned have hereto set their hands on the date(s) set forth below.

                                              AGREED AND UNDERSTOOD:

                                              The Bon-Ton Stores, Inc.

                                              By:_______________________________

                                              By:_______________________________
                                                         FRANK TWORECKE